Exhibit 99.1

Contact: Adam Smith
Senior Vice President, Investor Relations
Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION ANNOUNCES ELECTION OF NEVILLE R. RAY TO BOARD OF DIRECTORS AND DECLARES QUARTERLY DISTRIBUTION

Boston, Massachusetts — March 14, 2024 — American Tower Corporation (NYSE: AMT) announced that its Board of Directors (the “Board”) has elected Neville R. Ray as a director.

Mr. Ray most recently served as T-Mobile’s President of Technology until 2023. Mr. Ray joined T-Mobile (then VoiceStream) in April 2000, and from December 2010 to November 2019, served as its Chief Technology Officer. Prior to that, Mr. Ray served as Network Vice President for Pacific Bell Mobile Services. Mr. Ray currently serves on the board of directors, compensation committee and environmental, social and governance committee of Ziff Davis, a vertically focused digital media and internet company. He also serves on the U.S. President’s National Security Telecommunications Advisory Committee (NSTAC). Mr. Ray has served as Chairperson of the Board of Governors of 5G Americas as well as the Vice Chairman of the Cellular Telecommunications Industry Association (CTIA). In addition, he has served as a member of the National Telecommunications and Information Administration’s Commerce Spectrum Management Advisory Committee (CSMAC) and the Federal Communications Commission’s Communications Security, Reliability and Interoperability Council (CSRIC).

“We are very excited to have Neville join our Board of Directors,” said Steve Vondran, President and Chief Executive Officer of American Tower. “Neville’s more than 30 years of experience building and operating wireless networks in the U.S. and around the world, along with his knowledge of American Tower and the competitive ecosystem, provides a wealth of relevant experience to American Tower. With his extensive and relevant background, which includes deep operational and technical expertise, we believe that Neville will make a fantastic contribution to our Board as we execute on our core principles, and drive increasing shareholder returns, strong, sustainable growth and a unique value proposition for all our stakeholders.”

In addition, the Board declared a quarterly cash distribution of $1.62 per share on shares of the Company’s common stock. The distribution is payable on April 26, 2024 to the stockholders of record at the close of business on April 12, 2024. As communicated on the Company’s fourth quarter 2023 earnings conference call, the distribution of $1.62 per share represents a step down compared to the fourth quarter 2023 dividend of $1.70 per share and the Company expects to maintain an annual dividend payout in 2024 that is relatively flat compared to that of 2023, subject to Board approval. Additionally, the Company anticipates paying out its annual dividend through a flat quarterly dividend per share cadence in 2024, also subject to Board approval.

About American Tower

American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of over 224,000 communications sites and a highly interconnected footprint of U.S.

data center facilities. For more information about American Tower, please visit the “Earnings Materials” and “Investor Presentations” sections of our investor relations hub at www.americantower.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains “forward-looking statements” concerning the Company’s goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts. Actual results may differ materially from those indicated in the Company’s forward-looking statements as a result of various factors, including those factors set forth under the caption “Risk Factors” in Item 1A of its most recent annual report on Form 10-K, and other risks described in documents the Company subsequently files from time to time with the Securities and Exchange Commission. The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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